UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2022

VULCAN MATERIALS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Urban Center Drive

Birmingham, Alabama 35242

(Address of principal executive offices) (zip code)

(205) 298-3000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	VMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 8, 2022, Vulcan Materials Company (the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”) to its credit agreement, dated September 10, 2020 (as subsequently amended, the “Credit Agreement”), with Truist Bank, as administrative agent, and the lenders (collectively, the “Lenders”), and other parties named therein. The Fourth Amendment, among other things, (a) increases the revolving loan commitments from $1.0 billion to $1.6 billion, (b) extends the maturity date from September 10, 2026 to August 8, 2027, and (c) grants the Company the option to seek an amendment to incorporate environmental, social, and governance metrics into the determination of the unused fee and the borrowing spread. Proceeds of borrowings may be used for general corporate purposes, including support of the Company’s new $1.6 billion commercial paper program described in Item 8.01 below.

As of the date hereof, the net amount available for borrowing under the Credit Agreement is approximately $1.397 billion, reflecting borrowings of $125.0 million and $78.1 million used to provide support for outstanding standby letters of credit.

Certain of the Lenders and their affiliates have provided from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to the Company for which customary fees are paid.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fourth Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events.

On August 8, 2022, the Company entered into definitive documentation to establish a $1.6 billion commercial paper program (the “CP Program”) through which the Company may issue unsecured commercial paper notes (the “CP Notes”) pursuant to the exemption from registration contained in Section 4(a)(2) of the United States Securities Act of 1933, as amended (the “Securities Act”). Amounts available under the CP Program may be borrowed, repaid, and re-borrowed from time to time. The Company intends to use the net proceeds of the CP Notes for general corporate purposes.

The CP Notes will be sold under customary terms in the commercial paper market, may have maturities from one day to 397 days from the date of issue, will be issued at a discount from par or at par and bear interest rates determined at the time of issuance, and may not exceed at any one time outstanding $1.6 billion in principal amount. As of the date hereof, no CP Notes have been issued.

The CP Notes have not been and will not be registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Fourth Amendment to Credit Agreement, dated as of August 8, 2022, among Vulcan Materials Company, Truist Bank, as Administrative Agent, and the Lenders and other parties named therein

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VULCAN MATERIALS COMPANY

Date: August 8, 2022	By:	/s/ Denson N. Franklin III
	Name:	Denson N. Franklin III
	Title:	Senior Vice President, General Counsel and Secretary